EXHIBIT 21

     Set forth below is a list of NutraMax Products, Inc.'s subsidiaries, as of December 1, 1995, with their respective states of incorporation. All of such subsidiaries were wholly-owned by the Company as of such date.



                                                      STATE OF
                      NAME                         INCORPORATION
-------------------------------------------------  -------------
Optopics Laboratories Corporation                       DE

Fairton Realty Holdings, Inc.                           DE

Powers Pharmaceutical Corporation(1)                    DE

Certified Corp.                                         DE

Oral Care, Inc.                                         DE

Florence Realty, Inc.                                   MA

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(1) Subsidiary of Certified Corp.